Exhibit 99.4

Consent to Serve as Director

Hanover Bancorp, Inc. is filing a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) in connection with the registration of shares of Hanover Bancorp, Inc. to be issued to shareholders of Savoy Bank in connection with the proposed acquisition of Savoy Bank by Hanover Bancorp, Inc. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a person to become a director of Hanover Bancorp, Inc. in the Registration Statement, as it may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/Elena Sisti